Exhibit 23.12
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
Victory Energy Corporation and Subsidiaries
(formerly Victory Capital Holdings Corporation)
Ladera Ranch, California

We hereby consent to the incorporation by reference in this Registration Statement of Victory Energy Corporation and Subsidiaries (formerly Victory Capital Holdings Corporation), on Form S-8, of our audit report dated April 5, 2005, which includes an emphasis paragraph relating to the Company’s ability to continue as a going concern, of Victory Energy Corporation and Subsidiaries (formerly Victory Capital Holdings Corporation), for the year ended December 31, 2004, and to all references to our firm included in this Registration Statement.

By:	/s/ HJ Associates & Consultants, LLP
HJ Associates & Consultants, LLP
Salt Lake City, UT July 31, 2006